UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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Harris & Harris Group, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Dear Harris & Harris Group, Inc. Shareholder:

Harris & Harris Group, Inc. is providing additional information relating to its Annual Meeting of Shareholders to be held on May 2, 2013, regarding the attendance of Lucio L. Lanza during 2012 at the meetings of the Board of Directors and the committees on which he served. While Mr. Lanza only attended 70 percent of the total meetings of the Board of Directors and the Audit, Compensation, Executive, Independent Director and Valuation Committees on which he served in 2012, two of the meetings that he did not attend were the result of medical issues. If those two absences were excluded from the number of absences, Mr. Lanza would have attended 80 percent of the total meetings of the Board of Directors and of the Audit, Compensation, Executive, Independent Director and Valuation Committees on which he served in 2012.

Thank you for your investment in Harris & Harris Group, Inc. and for voting your shares. If you have questions or need help voting your shares, please call our proxy solicitation firm, Phoenix Advisor Partners, at 877-478-5038.

By Order of the Board of Directors,

/s/ Sandra M. Forman
New York, New York	Sandra M. Forman
April 19, 2013	Secretary